Columbia Funds Series Trust - Semi-Annual N-SAR report for the period ending 9/30/09

Columbia Asset Allocation Fund II
Columbia California Intermediate Municipal Bond Fund
Columbia Georgia Intermediate Municipal Bond Fund
Columbia High Income Fund
Columbia LifeGoal Balanced Growth Portfolio
Columbia LifeGoal Growth Portfolio
Columbia LifeGoal Income and Growth Portfolio
Columbia LifeGoal Income Portfolio
Columbia Maryland Intermediate Municipal Bond Fund
Columbia Masters International Equity Portfolio
Columbia North Carolina Intermediate Municipal Bond Fund
Columbia Short Term Bond Fund
Columbia Short Term Municipal Bond Fund
Columbia South Carolina Intermediate Municipal Bond Fund
Columbia Total Return Bond Fund
Columbia Virginia Intermediate Municipal Bond Fund
Corporate Bond Portfolio
Mortgage- and Asset-Backed Portfolio
(the "Funds")

Item 77D/77Q1(b) Policies with respect to securities investments
On July 29, 2009, a Form Type 485BPOS, Accession No. 0001193125-09-158220,
post-effective amendment number 77 to the registration statement of Columbia Funds Series Trust on behalf of Columbia LifeGoal Balanced
Growth Portfolio, Columbia LifeGoal Growth Portfolio, Columbia LifeGoal Income and Growth Portfolio, and Columbia LifeGoal Income Portfolio
(the "Portfolios") was filed with the SEC. It is hereby incorporated by reference as part of the response to this Item 77D and Item 77Q1(b) of Form N-SAR. The post-effective amendment disclosed certain changes that were made to the Portfolios' policies with respect to security investments.


Item 77E - Legal Proceedings:

Columbia Nations Funds

As of November 2009

Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney
General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor or affiliated entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $375 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for certain Columbia Funds and their shareholders, is being distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007. Distributions under the distribution plan began in mid-June 2008.

Civil Litigation

In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC (now known as Columbia Management Distributors, Inc.) (collectively "BAC"), Nations Funds
Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.


Item 77I/77Q1(d) - Terms of new or amended securities:

On April 21, 2009, a Form Type 497, Accession No. 0001193125-09-083275,
which included a supplement to the registration statement of Columbia Funds Series Trust was filed with the SEC. This supplement discloses that, effective June 22, 2009 (the "Closing Date"), Class B shares of Columbia Asset Allocation Fund II, Columbia California Intermediate Municipal Bond Fund, Columbia Georgia Intermediate Municipal Bond Fund, Columbia High Income Fund, Columbia LifeGoal Balanced Growth Portfolio, Columbia LifeGoal Growth Portfolio, Columbia LifeGoal Income and
Growth Portfolio, Columbia LifeGoal Income Portfolio, Columbia Masters International Portfolio, Columbia Maryland Intermediate Municipal Bond Fund, Columbia North Carolina Intermediate Municipal Bond Fund, Columbia Short Term Municipal Bond Fund, Columbia Short Term Bond Fund, Columbia South Carolina Intermediate Municipal Bond Fund, Columbia Total Return Bond Fund and Columbia Virginia Intermediate Municipal Bond Fund (the "Funds") will be closed to purchase activity, with the exception of dividend reinvestment and exchanges from existing investors in the Funds' Class B shares as outlined below:

Effective on or about June 22, 2009 (the "Closing Date"), the Funds will no longer accept investments in Class B shares from new or existing investors, except from existing investors through Qualifying
Transactions (as defined below). Shareholders with investments in Class B shares as of the Closing Date may continue to hold such shares until they convert to Class A shares. All Class B share characteristics, including the Rule 12b-1 distribution and service fees, contingent deferred sales charge (CDSC) schedule and conversion feature, remain unchanged.

On and after the Closing Date, the Funds will only offer Class B shares to existing investors and only through the following two types of transactions (collectively, "Qualifying Transactions"):

1.	Dividends and/or capital gain distributions may continue to be reinvested in Class B shares of the same Fund.

2.	Shareholders invested in Class B shares of a Fund may exchange those shares for Class B shares of other Funds offering such shares.

Any initial purchase request for a Fund's Class B shares will be rejected (other than through a Qualifying Transaction that is an exchange transaction).

Except for Qualifying Transactions and as described in the following paragraph, on and after the Closing Date, a Fund will treat any additional purchase requests for the Fund's Class B shares by an existing Class B shareholder, including those made through an active systematic investment plan or payroll deduction plan, to be purchase requests for Class A shares, without regard to the normal investment minimum for Class A shares. These investments will be subject to any applicable sales load for Class A shares. As described in a Fund's prospectus, for purposes of determining the applicable sales load, the value of an investor's account will be deemed to include the value of all applicable shares in eligible accounts, including a Class B share account. See the section within a Fund's prospectus entitled Choosing a Share Class - Class A Shares - Front-end Sales Charge for additional information. Investors should also consult their financial advisors for more information regarding Class A shares of the Fund.

Additional purchase requests for a Fund's Class B shares by an existing Class B shareholder, submitted by such shareholder's financial intermediary through the National Securities Clearing Corporation (the "NSCC"), will be rejected due to operational limitations of the NSCC. Investors should consult their financial advisor if they wish to invest in a Fund by purchasing a share class of the Fund other than Class B shares.

On July 13, 2009, a Form Type 485APOS, Accession No. 0001193125-09-147597,
an amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment discloses the creation of a new class of shares, Class Y shares, of Columbia Short Term Bond Fund, effective July 15, 2009, and describes the characteristics of the shares.


The Second Amended and Restated Plan pursuant to Rule 18f-3(d) for the Funds, dated May 15, 2009, is incorporated by reference to Post-Effective Amendment No. 79 to the Registration Statement of the Registrant on Form Type 485(b) filed on September 11, 2009, Accession No. 0001193125-09-190104.